Limelight Appoints Gray Hall to Board of Directors
IT Executive Brings more than 24 Years Experience Leading Technology Companies
TEMPE, Ariz., April 9, 2014 -- Limelight Networks (NASDAQ:LLNW), a global leader in digital content delivery, today announced that it has appointed Gray Hall to its Board of Directors. Mr. Hall, who has served as Chairman, CEO and President of Alert Logic for the past four years, will serve as a Class I director on Limelight’s board effective May 1, 2014.
“Gray Hall’s business acumen, operational leadership experience and proven track record of successfully growing companies make him a great addition to our board,” said Robert Lento, CEO of Limelight. “We look forward to collaborating with him to implement business and technology strategies focused on helping Limelight continue to grow and prosper.”
Mr. Hall has more than 24 years experience in the IT industry. Prior to Alert Logic, he served as Executive-in-Residence at Fidelity Equity Partners, a $500 million middle-market buyout fund backed by Fidelity Investments. In 1999, Mr. Hall co-founded VeriCenter, a pioneer in managed hosting services, and served as President and CEO as VeriCenter grew to become a nationwide provider of managed hosting and co-location services across eight enterprise data centers in six major cities throughout the United States. VeriCenter was acquired by SunGard Data Systems in August 2007. Mr. Hall has a B.A. in Finance from Southern Methodist University and an M.B.A. from the University of Texas at Austin.
“Limelight is a proven leader in the digital content delivery space helping organizations quickly deliver content across multiple channels in a way that keeps consumers engaged and creates a positive brand experience. I am excited to be joining the board and look forward to collaborating with the executive team to drive the company to continued success,” said Hall.
Mr. Hall will fill the vacancy created by the impending departure of Thomas Falk, who expressed his intent not to stand for re-election as a director of the Company at the 2014 Annual Meeting of Stockholders, scheduled to be held June 5, 2014. Mr. Falk’s decision to not stand for re-election as a director of the Company is driven by personal reasons and is not the result of any disagreements with the Company relating to its operations, policies, or practices.

About Limelight
Limelight Networks (NASDAQ: LLNW), a global leader in digital content delivery, empowers customers to better engage digital audiences by enabling them to manage and deliver digital content on any device, anywhere in the world. The company’s award winning Limelight Orchestrate™ platform includes an integrated suite of content delivery technology and services that helps organizations deliver exceptional multi-screen experiences, improve brand awareness, drive revenue, and enhance customer relationships — all while reducing costs. For more information, please visit www.limelight.com, read our blog, and be sure to follow us on Twitter at www.twitter.com/llnw.

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